Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

Schlumberger

CONSENT OF SCHLUMBERGER DCS

We hereby consent to the use of the name "Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation" and the use of any references to such entities, and the inclusion of and references to our reports, or information contained therein, dated February 7 and February 8, 2006, prepared for Aurora Energy, Ltd. in the S-8 Registration Statement for the filing dated on or about May 10, 2006.

Pittsburgh, Pennsylvania
May 10, 2006

Joseph H. Frantz, Jr.

Joseph H. Frantz, Jr., P.E.
Consulting and Solutions Services Operations Manager
US Land East-North